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                                                                   EXHIBIT 99.2

FOR IMMEDIATE RELEASE


        MAXXIM MEDICAL, INC. ANNOUNCES PRICING FOR CASH TENDER OFFER OF
                 ITS 10-1/2% SENIOR SUBORDINATED NOTES DUE 2006


         CLEARWATER, FL, October 15, 1999 - Maxxim Medical, Inc. (NYSE: MAM) today announced that pricing has been set for its offer to purchase for cash any and all of its 10-1/2% Senior Subordinated Notes due 2006 (the "Notes").

         Based upon an assumed payment date of November 4, 1999, the consideration to be paid for each $1,000 principal amount of validly tendered Notes not withdrawn (the "Tender Offer Consideration") would be (i) $1,094.12, the present value of $1,052.50 (the redemption price payable on August 1, 2001 (the first date on which the Notes are redeemable)) determined on the basis of the yield ("the "Tender Offer Yield") to August 1, 2001 equal to the sum of (x) 5.86% (the yield on the 5-1/2% U.S. Treasury Note due July 31, 2001, as calculated by Chase Securities Inc. in accordance with standard market practice, based on the bid price for such security as of 2:00 p.m., New York City time, on October 15, 1999 (the "Price Determination Date"), the tenth business day immediately preceding October 29, 1999 (the "Tender Offer Expiration Date"), as displayed on the Bloomberg Government Pricing Monitor on "Page PX3") plus (y) 50 basis points, plus (ii) the present value on the date on which the Notes are accepted for payment (the "Payment Date") of each of the interest payments on the Notes scheduled to be paid after the Payment Date up to and including August 1, 2001, determined on the basis of the Tender Offer Yield, less accrued and unpaid interest up to, but not including, the Payment Date, minus (iii) $20.00. Tendering holders will also receive accrued and unpaid interest up to, but not including, the Payment Date. In addition to the Tender Offer Consideration, the Company will pay to each registered holder of the Notes who validly delivered a consent on or prior to 5:00 p.m., New York City time, on October 15, 1999 (the "Consent Expiration Date") an amount in cash equal to $20.00 for each $1,000 principal amount of the Notes for which consents were delivered and not validly revoked as of the Consent Expiration Date, with such payment being made on the Payment Date. The total consideration with respect to each $1,000 principal amount of the validly tendered Notes and the related validly delivered consent would be $1,114,12, based upon the assumed Payment Date.

         In the event that the offer to purchase the Notes is extended for any period of time longer than ten full business days from the previously scheduled Tender Offer Expiration Date, a new Price Determination Date will be established. In the event that the offer to purchase the Notes is extended for any period of time less than ten full business days from the previously scheduled Tender Offer Expiration Date, a new Price Determination Date may be established. In either event, the Tender Offer Expiration Date will not be less than ten full business days after such new Price Determination Date.

         Information regarding the pricing, tender and delivery procedures and conditions of the tender offer are contained in the Offer to Purchase and Consent Solicitation Statement dated September 30, 1999 (the "Statement") and related documents, which have been sent to the

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holders of the Notes. Chase Securities Inc. is the exclusive Dealer Manager and
Solicitation Agent for the tender offer. Any questions regarding the tender offer may be directed to Robert Berk at Chase Securities Inc. at (212) 270-1100 (collect). The Statement and related documents can be obtained by contacting MacKenzie Partners, Inc., the Information Agent, at (212) 929-5500 (collect) or
(800) 322-2885 (toll free).

         Maxxim Medical, Inc. is a diversified developer, manufacturer, distributor and marketer of specialty medical products.

         This news release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer and consent solicitations are made only by the Statement and related documents.

CONTACT: Mary Lugris
         Investor Relations
         (727) 561-2100